Exhibit 99.1

                                [LOGO] MILESTONE
                                          SCIENTIFIC

                                               FOR IMMEDIATE RELEASE

CONTACT

Stuart J. Wildhorn - Senior Vice President
Milestone Scientific Inc.
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com

           MILESTONE SCIENTIFIC INC. ANNOUNCES ANNUAL MEETING RESULTS;
                              ADJOURNMENT SINE DIE

LIVINGSTON, N.J., July 2, 2003 -- Milestone Scientific Inc. (AMEX: MS) today announced that at its Annual Meeting of Stockholders held this morning all nominees for director had been elected and that the Amendment to its Certificate of Incorporation increasing its authorized shares of Common Stock from 25,000,00 to 50,000,000 had been adopted. While the proposed amendment adding a new class of preferred stock received overwhelming support from those stockholders voting on the proposal, the total vote was not sufficient to adopt the proposal. Accordingly, to allow stockholders the further opportunity to cast their vote on the proposal the meeting was adjourned sine die.

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Milestone Scientific is the developer, manufacturer and marketer of CompuMed(R)
and CompuDent(R) computer controlled local anesthetic delivery systems. These systems comprise a microprocessor controlled drive unit as well as The Wand(R) handpiece, a single patient use product that is held in a pen like manner for injections. In 2001, Milestone Scientific received broad United States patent protection on "CompuFlo(TM)", an enabling technology for computer controlled, pressure sensitive infusion, perfusion, suffusion and aspiration, which provides real time displays of pressures, fluid densities and flow rates, that advances the delivery and removal of a wide array of fluids. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology, which allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability.

This release contains "forward looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The Company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that the forward-looking statements, including, but not limited to, those relating to the availability of capital pursuant to this facility, will prove to be accurate.

      Contact: Milestone Scientific Inc.
               Stuart J. Wildhorn, 973/535-2717
               Fax: 973/535- 2829
               www.milesci.com

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